EXHIBIT K
AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13D
     The undersigned hereby agree that a joint statement on Schedule 13D be filed on behalf of all of the undersigned with respect to the securities of Plug Power Inc.
Date: April 20, 2006

SMART HYDROGEN INC.

By:	/s/ Sergey Polikarpov

Name:	Sergey Polikarpov

Title:	Director

MMC NORILSK NICKEL

By:	/s/ Mikhail D. Prokhorov

Name:	Mikhail D. Prokhorov

Title:	CEO and Chairman of the Management Board

CLAYBURN DEVELOPMENT INC.

By:	/s/ Sergey Gorskiy

Name:	Sergey Gorskiy

Title:	Attorney-in-Fact

BRANTON LIMITED

By:	/s/ Maria Lambrianidou

Name:	Maria Lambrianidou

Title:	Director

MIKHAIL D. PROKHOROV

By:	/s/ Mikhail D. Prokhorov

Name:	Mikhail D. Prokhorov

VLADIMIR O. POTANIN

By:	/s/ Vladimir O. Potanin

Name:	Vladimir O. Potanin